Exhibit 3.i
Form 8-K
January 26, 2006

ARTICLES OF INCORPORATION

OF

THE LACLEDE GROUP, INC.

ARTICLE I

The name of the corporation is The Laclede Group, Inc.

ARTICLE II

The address, including street and number, if any, of this corporation’s initial registered office in this state is 720 Olive Street, Room 1527, St. Louis, Missouri 63101, and the name of its initial agent at such address is Mary C. Kullman.

ARTICLE III

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be: 75,000,000 shares, divided into two (2) classes, a class of common stock and a class of preferred stock, and the number of shares in each class is:

(1) 70,000,000 shares of common stock of the par value of $1.00 per share; and

(2) 5,000,000 shares of preferred stock of the par value of $25.00 per share.

1. The board of directors, by adoption of an authorizing resolution, may cause preferred stock to be issued from time to time in one or more series.

2. The board of directors, by adoption of an authorizing resolution, may with regard to the shares of a series of preferred stock:

(a) Fix the distinctive serial designation of the shares;

(b)	Fix the dividend rate or rates, if any, which may be subject to adjustment in accordance with a method set forth in the authorizing resolution adopted by the board of directors, and the date or dates upon which such dividends shall be payable;

(c)	Fix the date or dates from which the dividends shall be cumulative, if any;

(d)	Fix the redemption price and terms of redemption, if any;

(e)	Fix the amount payable per share in the event of dissolution or liquidation of the corporation, if any;

(f)	Fix the terms and amount of any sinking fund to be used for the purchase or redemption of shares, if any;

(g)	Fix the terms and conditions under which shares may be converted into the securities of this corporation or another corporation, if any;

(h)	Fix the voting rights of such shares, if any, that are not required by law;

(i)	Fix such other preferences, qualifications, limitations, restrictions and special or relative rights not required by law.

ARTICLE IV

Upon the issuance for money or other consideration of any shares of capital stock of this corporation or of any securities convertible into shares of capital stock of this corporation, of any class whatsoever that may be authorized from time to time, no holder of shares of capital stock of this corporation shall be entitled as such as a matter of right to subscribe for, purchase or receive any proportionate or other share of the capital stock or securities so issued, but all or any portion of such capital stock may be disposed of by the corporation, as and when determined by the board of directors, free of any such rights, whether by offering the same to shareholders or by sale or other disposition as the board of directors may deem advisable.

ARTICLE V

The name and place of residence of each incorporator is as follows:

Name Mary C. Kullman	Street 10325 Topaz Spring Drive	City St. Louis, MO

ARTICLE VI

A. The number of directors shall be fixed (or changed) from time to time by, or in the manner provided by, the bylaws; provided that the total number of directors (as thus fixed or changed) constituting the board of directors shall in no event be less than seven (7) nor more than twelve (12). This corporation shall give written notice to the Secretary of State of the number of directors thus fixed (or changed) by any method, such notice to be given no later than thirty (30) calendar days after the effective date as of which the number of directors is thus fixed (or changed). There shall be no cumulative voting in the election of directors. The directors shall, without limiting their other powers, have the power to make, alter, amend or repeal the bylaws of this corporation.

B. The time of service and mode of classification of the board of directors shall be set in the bylaws of this corporation; provided, however, that the board of directors shall be classified into three (3) classes, each class to be elected for a three (3) year term, and to be of a size as nearly equal to the other classes as possible, and with successive annual elections of the respective classes (so that one separate class will be elected each year).

C. At a meeting called expressly for such purpose, directors may be removed in the manner provided in this section C of Article VI. The entire board of directors may be removed, with or without cause, only by a vote of not less than two-thirds (2/3) of all the outstanding shares of capital stock of this corporation entitled to vote at such meeting. Subject to the provisions of the final sentence of this section C, less than the entire board of directors may be removed, with or without cause, only by a vote of not less than two-thirds (2/3) of all the outstanding shares entitled to vote at such meeting. Whenever the holders of the outstanding shares of any class of capital stock of this corporation are then entitled to elect one or more directors, the provisions of this section C of Article VI shall apply (with respect to the removal of any such director or directors so elected) to the vote of the holders of the outstanding shares of that class, and not to the vote of all outstanding shares as a whole. Notwithstanding any of the foregoing, any director of this corporation may, pursuant to Missouri law, be removed for cause, by action of a majority of the entire board of directors, if the director to be removed shall, at the time of removal, fail to meet the qualifications stated in the Articles of Incorporation or bylaws of this corporation for election as a director, or shall be in breach of any agreement between such director and this corporation relating to such director’s services as a director or employee of this corporation.

D. This Article VI may be amended, repealed, deleted or otherwise changed, only upon the affirmative vote of not less than two-thirds (2/3) of all of the outstanding shares of capital stock of this corporation entitled to vote at a meeting called for such purpose; provided, however, that whenever the holders of the outstanding shares of any class of capital stock of this corporation are then entitled to elect one or more directors, any amendment amending, repealing, deleting or otherwise changing this Article VI, shall also require the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each such class.

ARTICLE VII

The duration of this corporation is perpetual.

ARTICLE VIII

The corporation is formed for the following purposes: To serve as a holding company of other corporations and businesses and to engage in any other lawful business or operation deemed advantageous or desirable, and to do any and everything incidental to, growing out of, or germane to any of the foregoing purposes or objects, and to have and exercise all of the powers and rights conferred by the laws of the State of Missouri upon corporations formed under The General and Business Corporation Law of Missouri, and all acts amendatory thereof and supplemental thereto, it being expressly provided that the foregoing clauses shall be in furtherance and not in limitation of the powers conferred by the laws of the State of Missouri and that the foregoing enumeration of any specific powers shall not be held to alter or restrict in any manner the general powers of this corporation.

ARTICLE IX

A. This corporation shall indemnify each of its directors and officers to the full extent specified by Section 351.355 of the Revised Statutes of Missouri, as amended from time to time (the “Indemnification Statute”), and, in addition, shall indemnify each of them against all expenses (including, without limitation, all attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by such director or officer in connection with any claim (including, without limitation, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of this corporation or any other corporation) by reason of the fact that such director or officer is or was serving this corporation or at the request of this corporation in any of the capacities referred to in the Indemnification Statute or arising out of such director’s or officer’s status in any such capacity, provided that this corporation shall not indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.

B. This corporation may, to such extent as it deems appropriate and as may be permitted by the Indemnification Statute, indemnify any other person referred to in the Indemnification Statute against any such expenses incurred by such person in connection with any such claim by reason of the fact that such person is or was serving this corporation, or at the request of this corporation, in any of such capacities or arising out of such person’s status in any such capacity.

C. This corporation is authorized to give or supplement any of the aforesaid indemnifications by bylaw, agreement or otherwise and fund them by insurance to the extent it deems appropriate. Amounts to be paid under this Article IX shall be disbursed at such times and upon such procedures as this corporation shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person. The indemnification provided for under Section A or given or supplemented under this Section C of this Article IX shall survive elimination or modification of this Article IX with respect to any such expenses relative to any claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be deemed to have commenced or continued their services in reliance upon all of the foregoing, and shall be entitled to rely upon such indemnification as a contract with this corporation, and/or as a third party beneficiary with respect to this Article IX.

ARTICLE X

No present or former director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article shall not be construed to eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 351.345 of the General and Business Corporation Law of Missouri; or (iv) for any transaction from which the director derived an improper personal benefit. If the General and Business Corporation Law of Missouri is amended after this Corporation’s adoption of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended. Neither the amendment nor the repeal of this Article, nor the adoption of any provision to these Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article with respect to any matter occurring or any cause of action, suit or claim that, but for this Article, would accrue or arise prior to such amendment or repeal of this Article or prior to the adoption of the inconsistent provision.